NETHERLAND, SEWELL & ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement of Royale Energy, Inc. on Form S-4 of the reference to our report submitted to Royale Energy, Inc., on February 7, 2008, under the captions “Description of Business,” “Description of Property,” and “Supplemental Information About Oil and Gas Producing Activities (Unaudited)” appearing in and incorporated by reference in the Annual Report on Form 10-K of Royale Energy, Inc. for the year ended December 31, 2007, incorporated by reference in this Registration Statement. We further consent to the reference to us under the heading “Expert” in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas
November 24, 2008